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21. Subsidiaries of the registrant



                           WHOLLY OWNED SUBSIDIARIES
                           -------------------------

Keithley International Investment Corporation
28775 Aurora Road, Cleveland, Ohio 44139, U.S.A.

Keithley Foreign Sales Corporation
5 Norre Gade, Charlotte Amalie
St. Thomas, U.S. Virgin Islands 00801

FRANCE:  Keithley Instruments SARL
BP 60, 3 allee des Garays
91122 Palaiseau Cedex

GERMANY:  Keithley Instruments GmbH
Landsberger Strasse 65
82110 Germering (Munich)

GREAT BRITAIN:  Keithley Instruments Ltd.
The Minister, 58 Portman Road
Reading (London), Berkshire RG30 1EA

ITALY:  Keithley Instruments SRL
Viale San Gimignano 38
20146 Milano

JAPAN:  Keithley Instruments Far East KK
Aibido Building
7-20-2 Nishishinjuku
Shinjuku-ku, Tokyo 160

NETHERLANDS:  Keithley Instruments BV
Avenlingen West 49
4202 MS Gorinchem (Amsterdam)

SWITZERLAND:  Keithley Instruments SA
Kriesbachstrasse 4
8600 Dubendorf (Zurich)